Exhibit 6.4

6.4 LOAN PARTICIPATION AGREEMENT

THIS LOAN PARTICIPATION AGREEMENT (this “Agreement”) is made as of this ___ day of __________, 2018, by and among STEWARD REALTY TRUST, INC., a Maryland corporation and real estate investment trust within the meaning of I.R.C. §§ 856 et seq. having its principal place of business at 9679 Myrtle Grove Lane, Easton, Maryland 21601 (“SRT”); STEWARD LENDING LLC, a New York limited liability company and affiliate of SRT having its principal place of business at 228 Park Ave. S #83098, New York, New York 10003 (the “Administrative Agent”); STEWARD SERVICING LLC, a New York limited liability company and affiliate of SRT having its principal place of business at 228 Park Ave. S #83098, New York, New York 10003 (the “Servicer”); and each of the persons named in Exhibit A (each a “Participant” and, collectively, the “Participants”).

R E C I T A L S:

A. SRT is primarily engaged in acquiring whole mortgage loans and substantial, direct ownership interests in whole mortgage loans providing SRT with unrestricted control over the enforcement of the lien;

B. Administrative Agent and Servicer have entered into that certain Servicing Agreement dated as of March 8, 2018, pursuant to which Administrative Agent has engaged the Servicer on an exclusive basis to perform the servicing functions with respect to the Loan (as defined below) and all of SRT’s mortgage loans as more fully described therein;

C. SRT and Administrative Agent have entered into that certain Origination Services Agreement dated as of June 20, 2017, pursuant to which SRT has engaged Administrative Agent on an exclusive basis to perform loan origination and other services on behalf of SRT as more fully described therein;

D. Administrative Agent, in its capacity as the authorized agent of the Participants, is the payee and holder of that certain Promissory Note dated as of ________ __, 2018 (the “Note”), the signatory and payor of which is _______________________ (“Borrower”), which Note evidences a loan made to Borrower in the original principal amount of ______________________Dollars ($_________) (the “Loan”). A copy of the Note is attached hereto as Exhibit B;

E. The Note evidences the Loan, which is a first priority senior secured mortgage loan pursuant to certain loan documents and instruments, as described in Exhibit C, attached hereto and made a part hereof (collectively, the “Loan Documents”). The legal descriptions of the properties described in the Note are attached hereto as Exhibit D, and are herein collectively referred to as the “Mortgaged Property”;

F. At the closing of the Loan on __________, 2018 (the “Closing Date”), the Loan Documents were executed and delivered by the Administrative Agent on behalf of the Participants as their authorized agent, the Loan proceeds specified in the Loan Documents was delivered to Borrower;

G. The outstanding and unpaid principal balance of the Note, accrued interest and all other sums which may or shall become due under the Note and the Loan Documents, as the same may be modified, are hereinafter collectively referred to as the “Debt”; and

H. Each Participant has funded a Participant Share (as defined below) in the Loan in the dollar amount set forth beside its name in Exhibit A (the “Participation Payment”).

NOW, THEREFORE, in consideration of the Participation Payment by each Participant, in further consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all the parties hereto, Administrative Agent, Servicer and Participants hereby act and agree as follows:

Definitions. As used in this Agreement, “affiliate” means, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person. “Person” means any natural person or juridical entity. All other capitalized terms not otherwise defined herein have the meanings ascribed to them in the Loan Documents.

1. Loan Documents. Administrative Agent hereby represents to each Participant as follows:

(a) Administrative Agent has provided to Participant true, correct, fully executed and complete copies of each of the Loan Documents;

(b) the Loan Documents have not been modified, amended or terminated;

(c) the original principal amount of the Loan is $________________; and

(d) the outstanding principal balance of the Loan is $____________.

2. Participant Share. Each Participant’s “Participant Share” is defined as such Participant’s Participation Payment divided by the original principal amount of the Loan, expressed as a percentage (%). In no event shall the Participant Share of SRT total less than fifty-five percent (55%) of the original principal amount of the Loan.

3. Exclusive Rights and Remedies of SRT. SRT throughout the life of the Loan shall have complete supervisory responsibility with respect to the administration of the Loan by Administrative Agent and the servicing of the Loan by Servicer, and has sole discretion as to enforcement of collection and the institution and prosecution of foreclosure or similar proceedings. The parties hereto acknowledge and agree that SRT may revoke those responsibilities at any time in its sole discretion.

4. Payments to Participants. Servicer shall pay to each Participant within three business days after the date of this Agreement the Participant’s Participant Share of the interest on the Loan for the month in which the Closing occurred, calculated from the Closing Date through the last day of that month.

5. Allocations. From and after the date of this Agreement, all payments received by Servicer under the Note, the Loan Documents, and with regard to the Debt, including without limitation any extension fee, if applicable, shall be allocated ratably among the Participants in accordance with their respective Participant Shares.

6. Possession of Loan Documents; Certain Powers of Administrative Agent. Administrative Agent shall continue to hold the original Note and original Loan Documents, and shall retain full authority to act as the sole contact on behalf of the Participants (i) with the Borrower with regard to the Note and the Debt and in the administration of the Loan and (ii) with Serivicer with regard to the servicing of the Loan. In particular but not by way of limitation, Administrative Agent shall have the exclusive right to review and approve: (a) the form and content of the deed of trust or mortgage (including the release of the deed of trust or mortgage) (and copies of the final documents generated in connection with any such actions by Administrative Agent shall be delivered to each Participant by Administrative Agent upon final approval and execution), and (b) all submittals made by Borrower with regard to the items required by the Loan Documents.

7. Standard of Care. None of SRT, Administrative Agent or Servicer shall be liable to the Participants for any error in judgment or for any action taken or not taken by any one of them or their respective agents, except for its gross negligence or willful misconduct. Each of SRT, Administrative Agent and Servicer shall exercise the same care in carrying out their respective duties and responsibilities hereunder as each of them exercises for similar loans, and shall not have any further responsibility to the Participants. Without limiting the generality of the foregoing, each of SRT, Administrative Agent and Servicer may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

8. No Trust Relationship. Neither the execution of this Agreement, nor any right, duty or obligation of SRT, Administrative Agent or Servicer under or pursuant to this Agreement, is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the aforenamed parties and any Participant. Each Participant hereby agrees and stipulates that none of the aforenamed parties is acting as trustee for such Participant with respect to the Loan, this Agreement, or any aspect of either, or in any other respect.

9. Costs and Expenses. The parties hereto acknowledge and agree that under the Loan Documents, Borrower must pay all out-of-pocket expenses incurred by Administrative Agent, in its capacity as such, and by the Participants in connection with the Loan, regardless of whether or not any Loan advances are made. Without limiting the generality of foregoing, the parties hereto acknowledge and agree that, with the exception of the fee payable under the Servicing Agreement, Borrower is responsible for all fees and expenses incurred in the procuring, making and enforcement (including upon default) of the Loan, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s and the Participants’ attorneys, charges for appraisals, fees and expenses relating to examination of title, title insurance premiums, surveys, and mortgage recording, documentary, transfer or other similar taxes and revenue stamps, and loan extension fees, if any. In the event that Borrower does not timely pay all of the above-described Loan-related expenses, the principal amount of the Loan shall be increased to the extent of such expenses, and the expenses shall not be passed to the Participants.

10. Books and Records. Each of SRT, Administrative Agent and Servicer shall maintain such books of account and records relating to the Loan as it maintains with respect to other loans of similar type and amount, which books of account and records shall clearly and accurately reflect the Participant Share of each Participant. Participants, or their agents, may inspect such books of account and records upon reasonable notice during regular business hours of SRT, Administrative Agent and Servicer, as the case may be.

11. Servicing Fee. Each Participant shall be responsible for its Participant Share of the servicing fee to which Servicer is entitled under the Servicing Agreement. The servicing fee is equal to one percent (1.0%) per annum on the principal balance of the Loan, payable monthly. Such fee shall be netted out of the remittances of principal and interest by Servicer to Administrative Agent in accordance with the Servicing Agreement. With the exception of the servicing fee, Participants shall not be responsible for any fees provided for in the Loan Documents, the Origination Services Agreement, the Servicing Agreement or any other agreement based upon or arising in connection with the Loan.

12. Default by Borrower. Upon the occurrence of any event of default under the Loan, SRT shall cause Administrative Agent to accelerate payment under the Loan and/or under any note or notes evidencing the Loan, and shall cause Administrative Agent to institute such legal proceedings and take such other actions (“Enforcement Actions”) as are in its opinion necessary and appropriate to collect the Debt then due under the Loan, to enforce the security therefor, and to protect and preserve the respective rights and interests of SRT and the Participants. If SRT and Participants are unable to recover from Borrower the entire amount of fees, costs and expenses of all Enforcement Actions, then each Participant shall contribute to such portion as is not recovered from Borrower, ratably in accordance with its Participant Share.

13. The Administrative Agent’s Resignation or Removal.

(a) The Administrative Agent may resign at any time by giving at least ninety (90) days’ prior written notice of its intention to do so to each of the Participants and Borrower. After the receipt of such notice, SRT shall appoint a successor agent. If (a) no successor agent shall have been so appointed, or

(b) if such successor agent has not accepted such appointment, in either case within sixty (60) days after the retiring Administrative Agent’s giving of such notice of resignation, then SRT shall assume the responsibilities of the Administrative Agent until such time that SRT appoints a successor agent. Any Administrative Agent may be removed upon the written demand of SRT, which demand shall also appoint a successor agent. Upon the appointment of a successor agent hereunder, (x) the term “Administrative Agent” shall for all purposes of this Agreement thereafter mean such successor agent, and (y) the successor agent shall notify Borrower of its identity and of its contact information. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

14. Bankruptcy or Insolvency of SRT. Upon SRT’s failure, insolvency and/or ceasing to do business, or in the event that all or a substantial portion of SRT’s assets are placed in the hands of a receiver or a trustee, and such status continues for a period of 30 days, or should SRT make an assignment for the benefit of creditors or be adjudicated bankrupt; or should SRT or any creditor of SRT institute any proceedings under the Bankruptcy Act or any amendment thereto wherein SRT is the debtor, then the following actions shall be taken as promptly as possible:

(a) (i) Administrative Agent shall promptly forward the originals of the Loan Documents (including, without limitation, the original of the Note evidencing the Loan and all security agreements and instruments therefor) to the Person whom Participants designate as their representative for such purpose, together with such other documents, files and records as may be necessary, in the opinion of the Participants other than SRT and their counsel, to permit the Participants other than SRT to institute appropriate collection and/or foreclosure proceedings under the Loan and/or against the collateral securing the Loan; (ii) Administrative Agent or SRT, as the case may be, shall further turn over any secured collateral in its possession to the Participants other than SRT for their mutual benefit; (iii) SRT additionally agrees to join in any demand letter or other communications forwarded by the other Participants to Borrower and/or to any co-makers, guarantors or endorsers under the Loan; and (iv) SRT further agrees to execute such additional documents in favor of the Participants as may be deemed to be necessary and proper by the Participants and their counsel to permit the Participants to foreclose against collateral securing the Loan under applicable state law procedures.

(b) A majority of the Participant Shares held by Participants shall have the right, acting in concert, to exercise, and shall exercise, all powers granted to SRT under the Loan Documents.

15. Certain Rights of Participants. Notwithstanding anything to the contrary stated in any other term or provision of this Agreement, each Participant shall have the right at its sole discretion to decline to join in the other Participants’ Enforcement Actions, in which event the declining Participant shall not share in any of the monetary proceeds or any other things of value awarded to those Participants who joined in the Enforcement Actions.

16. Certain Representations and Warranties. Each Party hereto represents and warrants to each other party as follows: (a) the execution and delivery of, and performance of its obligations under, this Agreement are within its power and have been duly authorized by all necessary corporate and other action by it; (b) the execution and delivery of, and performance of its obligations under, this Agreement are in compliance with all applicable laws, rules and regulations and do not conflict with nor constitute a breach of its charter or by-laws or any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Agreement; and (d) this Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Participant that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will, if requested to do so by Administrative Agent, furnish Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

17. Participants’ Independent Credit Analysis. Each Participant acknowledges receipt of true and correct copies of all Loan Documents from the Administrative Agent. Each Participant agrees and represents that in making its decision to acquire a Participant Share independently and without reliance on SRT, it has relied upon its independent review of (a) the Loan Documents, and (b) any information regarding Borrower that it has obtained independently and without reliance on the Administrative Agent. Each Participant represents and warrants that it has obtained such information as it deems necessary (including any information such Participant independently obtained from Borrower or others) prior to making its decision to acquire a Participant Share in the Loan. Each Participant further agrees and represents that it has made its own independent analysis and appraisal of and investigation into the Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an Participant Share in the Loan. Each Participant agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loan. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Participant shall have any duty or responsibility to furnish to any other Participant any credit or other information concerning Borrower which may come into its possession.

18. Purchase for Own Account; Restrictions on Transfer. Each Participant represents that it has acquired and is retaining its Participant Share for its own account in the ordinary course of its banking or other commercial lending business, or as part of such Participant’s individual investment portfolio, and not with a view to the sale or distribution thereof. Each Participant agrees that it will not sell, assign, pledge, convey, transfer or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on, all or any part of its Participant Share without the prior written consent of SRT; provided that (a) only the entire Participant Share may be transferred and not a part or parts thereof, (b) the transferee must execute this Agreement and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (c) if requested by Borrower or Administrative Agent, the transferor must deliver a legal opinion, acceptable in form and substance to the Borrower, the Administrative Agent and their respective counsel, that (i) the Transfer will not violate any applicable federal or state securities or other law, rule or regulation, and (ii) no registration or filing with, or approval of, any federal or state governmental authority is required in connection with the Transfer. Upon receipt of this Agreement duly executed by the transferee, the assignee of such Transfer shall thereafter be treated as the Participant with respect to the Participant Share subject to the Transfer and shall receive all future payment distributions to which a Participant is entitled, and the assignor and assignee shall make all adjustments and payments between themselves appropriate with respect to such future payment distributions.

19. Legend on Certificates Representing Participant Shares. Any certificate representing a Participant Share which, in the opinion of Borrower, Administrative Agent, and their respective counsel, is required to do so by applicable law shall bear the following legend: “THE PARTICIPANT SHARE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH PARTICIPANT SHARE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.”

20. Limitation of Liability. NEITHER ANY PARTICIPANT NOR ANY AFFILIATE OF A PARTICIPANT MAY MAKE ANY CLAIM AGAINST SRT, ADMINISTRATIVE AGENT, SERVICER, OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. EACH PARTICIPANT HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE (AND AGREES NOT TO CONSENT TO ANY SUCH SUIT BY AN AFFILIATE) UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST. IN ADDITION, EACH PARTICIPANT ACKNOWLEDGES AND AGREES THAT NEITHER SRT, ADMINISTRATIVE AGENT NOR SERVICER HAS ANY DUTY TO REVIEW OR ADVISE PARTICIPANT WITH RESPECT TO ANY PHASE OF ITS BUSINESS OPERATIONS OR CONDITION, ITS OBLIGATIONS TO PARTICIPANT BEING SOLELY THOSE EXPRESSLY STATED IN THIS AGREEMENT AND THE LOAN DOCUMENTS.

21. Participants’ Indemnification of the Administrative Agent. Each of the Participants agrees to indemnify the Administrative Agent, including any successor agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so, ratably (based on their respective Participant Shares), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loan and/or the expiration or termination of this Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any successor agent) in any way relating to or arising out of this Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Participants shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by the final non-appealable judgment of a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the Loan and the expiration or termination of this Agreement.

22. Modification. This Agreement may not be modified, amended, changed or terminated orally, but only by an agreement in writing signed by all parties hereto.

23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

24. Counterparts. This Agreement may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

25. Severability. If any term, covenant or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

26. Conflicts in Terms of Agreements. In the event of a conflict between (i) the terms of this Agreement and the terms of the Origination Services Agreement or (ii) the terms of this Agreement and the Servicing Agreement, the terms of this Agreement shall govern.

27. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

28. Notice. Any notice required to be given by this Agreement shall be in writing and shall be sent by email (if the sender’s email system provides confirmation of receipt), or by a reputable nationwide or international overnight courier service.

29. Recitals. The Recitals set forth on the first and second pages of this Agreement are part of this Agreement and have the same force and effect as any numbered section hereof.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, SRT, Administrative Agent, Servicer and Participants have executed this Agreement, as of the day and year first above written.

STEWARD REALTY TRUST, INC.

By:
Daniel S. Miller
Chief Executive Officer

ADMINISTRATIVE AGENT:

STEWARD LENDING LLC

By:
Daniel S. Miller
Manager

SERVICER:

STEWARD SERVICING LLC

By:
Daniel S. Miller
Manager

PARTICIPANTS:

[PARTICIPANT]

By:
Name:
Title:

[PARTICIPANT]

By:
Name:
Title:

[PARTICIPANT]

By:
Name:
Title:

[PARTICIPANT]

By:
Name:
Title:

EXHIBIT A

Participant Name	Participation Payment

Steward Realty Trust, Inc.

EXHIBIT B

PROMISSORY NOTE

EXHIBIT C

LOAN DOCUMENTS

EXHIBIT D

LEGAL DESCRIPTION